Exhibit 10.1

SEVERANCE AND EMPLOYMENT CONTINUATION AGREEMENT

THIS SEVERANCE AND EMPLOYMENT CONTINUATION AGREEMENT (this "Agreement") is entered into on December 5, 2022 (the "Effective Date") by and between Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the "Company") and Rafael Santana (the "Executive") (each referred to herein as a "Party", and, collectively, the "Parties").

WHEREAS, the Parties are subject to an Employment Continuation Agreement, dated as of May 6, 2020 (the "Prior ECA"), and a Severance Agreement, dated as of May 6, 2020 (the “Prior SA,” and together with the Prior ECA, the “Prior Agreements”).

WHEREAS, effective as of the Effective Date, this Agreement replaces and supersedes all previous agreements between the Executive and the Company concerning the subject matter herein, including without limitation, the Prior Agreements.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.            Definitions.  For purposes of this Agreement, the terms listed in this Section 1 have the meanings set forth herein.

(a)          Accrued Obligations. "Accrued Obligations" shall mean (i) any Base Salary earned through the Executive's termination of employment that remains unpaid; (ii) any annual incentive bonus payable with respect to any fiscal year which ended prior to the effective date of the Executive's termination of employment, which remains unpaid; (iii) any accrued but unused personal time off days; (iv) any unpaid reimbursement due to the Executive on or prior to the date of such termination of employment under the Company's expense reimbursement policy; and (v) any vested and non-forfeitable employee benefits to which Executive is entitled upon termination of the Executive's employment with the Company in accordance with the terms and conditions of any applicable plan or award agreement.

(b)          Act.  "Act" shall mean the Securities Exchange Act of 1934, as amended.

(c)          Base Salary.  "Base Salary" shall have the meaning set forth in Section 4(a).

(d)          Board.   "Board" shall mean the Board of Directors of the Company.

(e)          Cause.  "Cause" shall mean any of the following grounds for the Executive's termination of employment: (i) conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (ii) a willful act or acts of dishonesty or gross misconduct which results or is intended to result in material damage to the Company's business or reputation; (iii) any willful and material violation of Company insider trading policies, any Company written employment policies, or the Company's code of conduct; or (iv) willful and continued refusal to substantially perform the required duties with the Company (other than any such refusal resulting from incapacity due to physical or mental illness or Disability or any actual or anticipated refusal after a termination for Good Reason) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed the required duties.  For purposes of determining “Cause,” no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (A) authority given pursuant to a resolution duly adopted by the Board or any other direction from the Board or (B) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company. For the avoidance of doubt, poor performance (including failure to meet strategic goals or business plan) shall not be a basis for a Cause termination. The Executive may only be terminated for Cause by a resolution duly adopted by the Board and approved by a majority of the Board members (excluding Executive) after Executive has been given a reasonable opportunity to be heard before the Board with his counsel present.

(f)          Change in Control.   A "Change in Control" shall mean the date upon which any of the following events occur:

 (i)           Any Person (as that term is used in Sections 13(d) and 14(d) of the Act), other than the Company, a subsidiary, or any employee benefit plan(s) sponsored by the Company or a subsidiary, has acquired the Beneficial Ownership (as determined under Rule 13d-3 under the Act), directly or indirectly, of securities of the Company entitling such Person to 30% or more of the Voting Power of the Company;

 (ii)           At any time less than 51% of the members of the Board (excluding vacant seats) shall be Continuing Directors; or

 (iii)         The consummation of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the stockholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power, and in substantially the same proportions as they held prior to such transaction, of (A) in the case of a merger or consolidation, the surviving or resulting corporation, (B) in the case of a share exchange, the acquiring corporation or (C) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 30% of the consolidated assets of the Company immediately prior to the transaction.

Notwithstanding the foregoing, if required in order to comply with section 409A of the Code, then for purposes of payment of any amount upon the Change in Control, no Change in Control shall be deemed to have occurred upon an event described in items (i) - (iii) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under section 409A of the Code.

(g)          Change in Control Period. "Change in Control Period" shall mean the period commencing on the effective date of a Change in Control and ending on the second anniversary of such Change in Control.

(h)         CIC Termination. "CIC Termination" shall mean termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason during the Change in Control Period.

(i)           Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

(j)          Committee. "Committee" shall mean the Compensation Committee of the Board or its delegate designated consistent with applicable law.

(k)         Continuing Directors. "Continuing Directors" shall mean a director of the Company who either (a) was a director of the Company on the Effective Date or (b) is an individual whose election, or nomination for election, as a director of the Company was approved by a vote of at least two-thirds of the directors then still in office who were Continuing Directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company which would be subject to Rule 14a-11 under the Act, or any successor rule).

(l)           Disability. "Disability" shall have the meaning as set forth in section 409A(a)(2)(C) of the Code.

(m)         Good Reason. "Good Reason" shall mean the occurrence of one or more of the following, without the Executive's consent:

(i)            A material diminution in, or an assignment materially inconsistent with, the Executive’s position, title, authority, duties, or responsibilities, or a change in the Executive’s reporting line such that the Executive no longer reports solely and directly to the Company’s Board of Directors;

(ii)           Any failure by the Company to nominate the Executive for election as a director of the Company during the Term;

(iii)           A material reduction in the Executive's Base Salary or annual incentive compensation opportunity;

(iv)          During a Change in Control Period, a material reduction in the Executive’s total direct compensation (at target) from the Executive’s total direct compensation (at target) for the last full year preceding the Change in Control, which total direct compensation (at target) for the Executive is comprised of Base Salary, annual incentive compensation opportunity (at target performance), and the aggregate target grant date value of equity awards granted to the Executive under the Company’s long-term incentive compensation program for key executives with respect to the applicable year;

(v)           A material breach by the Company with any material provision of this Agreement or any other material written agreement between the Company and the Executive;

(vi)           Change in the geographic location of the Executive's offices of more than thirty-five (35) miles from the location of such offices immediately prior to the relocation, or, during a Change in Control Period, the Company requiring that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Change in Control; or

(vii)          Failure of the Company to obtain assumption of this Agreement by a successor entity.

The Executive must provide written notice of termination of employment for Good Reason to the Company within sixty (60) days after the event constituting Good Reason first occurs, which notice shall state such Good Reason in reasonable detail.  The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive's notice of termination of employment.  If the Company does not correct the act or failure to act, the Executive must terminate the Executive's employment for Good Reason within sixty (60) days after the end of the cure period, in order for the termination of employment to be considered a Good Reason termination of employment.

(n)         Monthly Benefits Costs. "Monthly Benefits Costs" shall mean an amount equal to the full monthly premium cost of the health (including hospitalization, medical, dental, and vision), life, and long-term disability insurance coverage applicable to the Executive as of the date of Executive's termination of employment.

(o)          Pro-Rated Annual Bonus. "Pro-Rated Annual Bonus" shall mean the annual bonus amount the Executive would be entitled to receive for the fiscal year in which the Executive’s employment terminates, based on the actual achievement of the applicable Company performance goals for such year (and with any subjective goals treated as achieved at not less than target, and without the application of any negative discretion by the Board) as determined as of the end of the fiscal year, prorated based on the number of days Executive was employed during the fiscal year of Executive’s termination, paid at the same time as the Company pays annual bonuses for such fiscal year to other executives.

(p)          Release. "Release" shall mean a written release of any and all claims against the Company and its affiliates, with respect to all matters arising out of the Executive's employment with the Company, substantially in the form attached hereto as Exhibit A.

(q)          Subsidiary. "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(r)           Target Annual Bonus.  "Target Annual Bonus" shall have the meaning set forth in Section 4(b).

(s)           Voting Power. "Voting Power" shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the Company to elect directors by a separate class vote).

(t)          Voting Shares.  "Voting Shares" shall mean all securities of the Company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the Company to elect directors by a separate class vote).

2.        Term.  This Agreement shall commence on the Effective Date and shall continue until terminated pursuant to the terms of this Agreement (the "Term").

3.           Position and Duties.

(a)          During the Term, the Executive shall continue to serve as the Company’s Chief Executive Officer and President, and shall perform such duties commensurate with his positions as are reasonably required by the Board, to which Executive will solely and directly report.  In the position of Chief Executive Officer and President, Executive shall have the responsibilities, duties and authority of a person in a similar position at a similarly-sized public company, and such other duties, authorities and responsibilities that are not inconsistent with Executive’s position as assigned from time to time by the Board.  During the Employment Period, Executive shall, without compensation other than that herein provided, also serve and continue to serve, if and when elected and re-elected, as a member of the Board.

(b)          During the Term, Executive agrees to devote substantially all of his business time and attention to the business and affairs of the Company and the good faith performance of  the responsibilities assigned to the Executive hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which the Executive is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which the Executive is serving or with which the Executive is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services to the Company.

4.           Compensation and Benefits.

(a)         Base Salary. During the Term, the Company agrees to pay Executive a base salary of not less than $1,250,000 per year, payable in installments based on the Company's regular payroll practices as may be in effect from time to time. The Committee shall review Executive’s base salary annually for increase (but not decrease), and the annual base salary, as increased from time to time, shall constitute the “Base Salary” for purposes of this Agreement.

(b)        Annual Bonus. During the Term, Executive will be eligible to participate in the Wabtec Executive Bonus Plan or its successor and will have a target annual incentive bonus amount (measured at the target level, identified "goal" target or other similar target, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives) (the “Target Annual Bonus”) equal to no less than 160% of the Base Salary.  The Committee shall review Executive’s Target Annual Bonus annually for increase (but not decrease), and the target annual incentive bonus amount, as increased from time to time, shall constitute the “Target Annual Bonus” for purposes of this Agreement.  Executive’s actual annual bonus for the applicable year pursuant to this Section 4(b) shall be based on the achievement of specified performance goals as established and determined by the Compensation Committee of the Board of Directors of the Company following consultation with Executive. Any annual bonus paid to Executive in accordance with the Wabtec Executive Bonus Plan and in any event within 2½ months following the year for which the bonus is earned, in accordance with the Company's standard payroll practices, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

(c)        Long-Term Incentive Compensation Programs. During the Term, Executive shall participate in all long-term incentive compensation programs for key executives, including stock option or stock incentive plans, at a level commensurate with Executive’s position and on terms and conditions that are no less favorable than the terms and conditions applicable to other similarly situated senior executive officers of the Company, except as otherwise expressly provided in this Agreement.

(d)        Benefit Plans.  During the Term, Executive (and, to the extent applicable, Executive's dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the level generally applicable to similarly situated officers, subject to the terms and conditions of the applicable plans.

(e)         Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect from time to time. In no event, however, will any expense which is incurred in a particular year be reimbursed later than the end of the Executive's taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year by the Executive shall not affect the amount of reimbursable expenses in a different taxable year, and such reimbursement shall not be subject to liquidation or exchange for another benefit.

(f)           Vacation and Fringe Benefits. During the Term, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.  Executive shall have use of the Company’s NetJets (or similar) arrangement for business travel for so long as such arrangement is in place and subject to Company policy.

(g)          Indemnification. During and after the Term, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-laws (the "Governing Documents") and the Company shall maintain existing or comparable policies of insurance covering such matters, provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Effective Date.

(h)        Office and Support Staff. The Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with the foregoing provided to other similarly situated officers provided that such items shall be at least equivalent to those provided to the Executive immediately prior to the Effective Date.

5.       Termination of Employment Without Cause or Resignation for Good Reason.  The Company may terminate the Executive's employment with the Company at any time without Cause upon not less than thirty (30) days' prior written notice to the Executive, and the Executive may resign for Good Reason in accordance with the procedural requirements set forth in the definition thereof.

6.         Payment and Benefits Upon a Termination of Employment Without Cause or Resignation for Good Reason Other than During a Change in Control Period.

(a)          If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, other than during a Change in Control Period, if the Executive executes and does not revoke the Release in accordance with Section 6(b), and so long as the Executive continues to comply in all material respects with the provisions of Section 12 below, in addition to the Accrued Obligations, then the Executive shall be entitled to receive the following:

 (i)            On the 61st day following the date of termination, a lump sum payment equal to the product of (A) two (2) times (B) the sum of (x) the Executive’s Base Salary plus (y) the Executive’s Target Annual Bonus (in each such case at the level in effect on the date of termination, disregarding any reduction which constitutes Good Reason);

 (ii)          On the 61st day following the date of termination, a lump sum payment equal to the product of (A) twenty four (24) times (B) the Monthly Benefits Cost;

 (iii)          Payment of a Prorated Annual Bonus;

 (iv)          On the 61st day following the date of termination, payment of a lump sum amount of $100,000 to defray transition costs; and

 (v)          Effective as of the date of termination, each outstanding equity award that was granted to the Executive on or after January 1, 2022 and is held by the Executive immediately prior to the date of termination (each, a "Post-2021 Equity Grant") shall be treated in accordance with the following terms, except to the extent that the applicable award agreement provides better treatment for the Executive: (A) each Post-2021 Equity Grant which vests based upon the Executive’s continued service over time shall become fully vested and/or exercisable, as the case may be, and shall be paid according to the terms of the grant agreement; (B) each Post-2021 Equity Grant which vests based upon attainment of performance criteria shall remain outstanding and shall vest (or be forfeited) and be paid based on the actual performance achieved for the applicable performance period pursuant to the terms and conditions of the agreement evidencing such performance-based award; and (C) after giving effect to clauses (A) and (B), the vested portion of each Post-2021 Equity Grant that is a stock option or stock appreciation right shall be exercisable until the earlier of (x) the expiration date of such stock option or stock appreciation right under the grant agreement or (y) the third anniversary of the date of termination;

provided, however, that the payment dates set forth in this Section 6(a) shall be subject to the requirements set forth in Section 19(h) in all respects.

Outstanding equity awards that were granted to the Executive prior to January 1, 2022 shall vest and be treated in accordance with the terms of the applicable award agreements.

(b)          Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 6(a) of this Agreement unless (i) prior to the 60th day following the Executive's date of termination (or such other date as may be required by law), Executive executes a Release, and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.  If the Executive does not sign, or the Executive revokes, the Release, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.

7.         Death and Disability.  If the Executive's employment is terminated by reason of the Executive's death or Disability, then the Executive, or the Executive's estate, as applicable, shall be entitled to receive payment of the Accrued Obligations and a Pro-Rated Annual Bonus, payable at the same time and on the same terms as annual bonuses for the year of the Executive's termination are paid to other executives of the Company, but in any event no later than March 15 of the calendar year following the calendar year in which the Executive's termination of employment occurs.  Outstanding equity awards shall be subject to the terms of the applicable award agreements; provided, however, that vesting treatment upon termination of employment for death or Disability shall be no less favorable to the Executive as provided in Section 6(a)(v) above (regarding termination of employment without Cause or with Good Reason).

8.         Cause.  The Company may terminate the Executive's employment at any time for Cause, in which event the Executive shall be entitled to receive payment of the Accrued Obligations. Outstanding equity awards shall be subject to the terms of the applicable award agreements.

9.         Voluntary Termination other than for Good Reason. The Executive may, upon not less than thirty (30) days' written notice to the Company, voluntarily terminate his or her employment for any reason other than Good Reason, in which event the Executive shall be entitled to receive payment of the Accrued Obligations.  Outstanding equity awards shall be subject to the terms of the applicable award agreements, subject to continuation and/or acceleration of vesting in connection with Executive’s retirement (as defined therein) under the Company’s retirement policy as in effect from time to time and consistent with past practice (and on terms no less favorable than those in effect prior to the Effective Date).

10.         Payment and Benefits Upon a CIC Termination.

(a)          CIC Termination.  Notwithstanding anything to the contrary herein, if a CIC Termination occurs, if the Executive executes and does not revoke the Release in accordance with Section 10(b), and so long as the Executive continues to comply in all material respects with the provisions of Section 12 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(i)        On the 61st day following the date of the CIC Termination (or if later, following the date of the Change in Control), a single lump sum payment of an amount equal to (A) three (3) times (B) the sum of (x) the Executive's Base Salary (at the level in effect on the date of termination, disregarding any reduction which constitutes Good Reason or was made within six months prior to termination) plus (y) Executive's Target Annual Bonus (at the level in effect on the date of termination and disregarding any reduction which constitutes Good Reason or was made within six months prior to termination of employment);

 (ii)            On the 61st day following the date of the CIC Termination (or if later, following the date of the Change in Control), a lump sum payment equal to the Monthly Benefits Cost multiplied by thirty-six (36);

 (iii)       Payment of a Prorated Annual Bonus at the same time and on the same terms as annual bonuses for the year of the Executive's termination are paid to other executives of the Company, but in any event no later than March 15 of the calendar year following the calendar year in which the Executive's termination of employment occurs;

 (iv)        On the 61st day following the date of the CIC Termination (or if later, following the date of the Change in Control), payment of a lump sum amount of $100,000 to defray transition costs; and

(v)         Effective as of the date of the CIC Termination and except to the extent that the applicable award agreement provides better treatment for the Executive, (A) all Post-2021 Equity Grants held by the Executive immediately prior to the CIC Termination which vest based upon the Executive's continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, as of the date of the CIC Termination, and shall be paid according to the terms of the grant agreement, (B) all Post-2021 Equity Grants held by the Executive immediately prior to the CIC Termination which vest based upon attainment of performance criteria shall become immediately vested assuming maximum performance results and shall be paid according to the terms of the applicable award agreement, and (C) each Post-2021 Equity Grant that is a stock option or stock appreciation right held by the Executive shall be exercisable until the earlier of (x) the expiration date of such stock option or stock appreciation right under the grant agreement or (y) the third anniversary of the date of termination;

Provided, however, that the payment dates set forth in Section 10(a) shall be subject to the requirements set forth in Section 19(h) in all respects. Outstanding equity awards that were granted to the Executive prior to January 1, 2022 shall be subject to the terms of the applicable award agreements.

(b)          Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 10(a) of this Agreement unless (i) prior to the 60th day following the Executive's date of termination (or such other date as may be required by law), the Executive executes a Release, and (ii) any applicable revocation period has expired during such 60-day period without the Executive revoking such Release. If the Executive does not sign, or the Executive revokes, the Release, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.

11.        Section 280G.  In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction.  No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit.  The determinations under this Section shall be made as follows:

(a)         The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code.  The term "Excise Tax" means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)          Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.  Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)          All determinations to be made under this Section shall be made by an independent nationally recognized accounting firm or compensation consultant selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the "Accounting Firm").  The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  The Company and the Executive shall cooperate in case of a potential change in ownership or control of the Company to in good faith consider alternatives to mitigate any Section 280G exposure, including the valuation of any noncompetition covenants and/or acceleration of incentive compensation, although the Company cannot guaranty any such alternative arrangements  will be available or approved by the Company and neither the Executive nor the Company shall be obligated to enter into any such arrangements. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

12.          Restrictive Covenants.

(a)           Confidential Information.

(i)             The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (A) obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and (B) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The foregoing shall not apply to information that (1) was known to the public prior to its disclosure to Executive; (2) becomes generally known to the public or within the Company’s industry subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; (3) is disclosed by Executive in the good faith performance of his duties hereunder; or (4) Executive is required to disclose by applicable law, regulation or legal process or in connection with any dispute with the Company.

(ii)           No Company policy or individual agreement between the Company and the Executive (including this Agreement) shall prevent the Executive from providing, without prior notice to the Company, information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company's past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

(iii)          The U.S. Defend Trade Secrets Act of 2016 ("DTSA") provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b)          Non-Competition and Non-Solicitation. See Exhibit B for the applicable non-competition and non-solicitation provisions.

(c)        Non-Disparagement.  The Executive shall not disparage the Company and its subsidiaries or their respective officers, directors, employees and, in their capacity as such, their significant institutional investors, or make any public statement reflecting negatively on the Company or its subsidiaries or their respective officers, directors, employees, and in their capacity as such, their significant institutional investors, including (without limitation) any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement.  The Company agrees to not make any public statement (including any press release or official announcement) reflecting negatively on the Executive, including (without limitation) Executive's business, business reputation or personal reputation, and to direct its officers and directors not to disparage Executive, irrespective of the truthfulness or falsity of such statement. Nothing in this Section shall prohibit the Company or Executive from testifying truthfully in any forum or to any governmental agency, responding accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation or in a dispute under this Agreement or otherwise.

(d)          Proprietary Information.  At all times the Executive shall hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information (defined below) of the Company, except as such disclosure, use or publication may be required in connection with the Executive's work for the Company, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event the Executive shall, if legally permitted and at the cost of the Company, promptly notify the Company of the required disclosure and assist the Company if a determination is made to resist the disclosure.  For purposes of this Section 12(d), "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company or its respective affiliated entities, including (without limitation) any information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship; provided, that it shall not include any information that was known to the public prior to its disclosure to Executive or becomes generally known to the public or within the Company’s industry.

(e)          Invention Assignment.  All inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to either the Company's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (the "Work Product") belong to the Company and not to the Executive.  The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term of this Agreement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

(f)        Return of Property.  Except as expressly provided herein, promptly following Executive's termination of employment, Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive's possession or under the Executive's control.  The Executive will not reproduce or appropriate for the Executive's own use, or for the use of others, any property, Proprietary Information or Work Product. Notwithstanding the foregoing, the Executive may retain copies of his individual personnel documents (such as tax and payroll records), rolodex and address book, iPads and mobile phone (subject to the Company having a reasonable opportunity to “scrub” the foregoing for Confidential Information of the Company in accordance with its general policies and practices), and the Company shall cooperate with the Executive in transferring to the Executive the mobile accounts (including phone numbers and billing) if in the Company’s name.

(g)        Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 12 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall (i) be entitled to pursue an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained in this Section 12 and (ii) have no further obligation to make any payments to the Executive hereunder following any finding by a court or an arbitrator that the Executive has engaged in a material violation of the covenants and obligations contained in this Section 12. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The Company may withhold amounts otherwise payable to the Executive and recoup amounts previously paid to the Executive under this Agreement upon any material violation of the covenants and obligations of this Section 12, to the extent such violation is not cured following written notice thereof by the Company to the Executive and a reasonable opportunity to cure, to the extent curable.

13.        Obligations Upon Termination of Employment.  Upon and after the Executive's termination of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive may provide a complete copy of this Agreement to any person, entity or association which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship.

14.         Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's costs (or cause such costs to be paid) in so asserting, including, without limitation, reasonable attorneys' fees and expenses, if the Executive is the prevailing Party in such contest, as determined by the arbitrators selected pursuant to Section 18 hereof to resolve such contest or as determined pursuant to Section 12(g), as applicable. Any payment to Executive shall be made within thirty (30) days following the final decision rendered in such arbitration or other proceeding.

15.         Non-Exclusivity of Rights; Resignation from Boards.

(a)         Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify; provided, however, that if the Executive becomes entitled to and receives the severance payments described in this Agreement, the Executive hereby waives the Executive's right to receive payments under any severance plan or similar program applicable to employees of the Company.

(b)          If the Executive's employment with the Company terminates for any reason, the Executive shall immediately resign from all boards of directors of the Company, any Subsidiaries and any other entities for which the Executive serves as a representative of the Company and any committees thereof.

(c)          The Executive agrees that the Executive will be subject to any compensation clawback, recoupment, and anti-hedging and pledging policies that may be applicable to the Executive as an employee of the Company, as in effect from time to time and applicable generally to all senior executives of the Company and as approved by the Board or a duly authorized committee thereof.

16.         Entire Agreement; Amendments.

(a)         This Agreement and the other agreements referred to herein contain the entire agreement between the Parties hereto and supersede any and all prior agreements and understandings concerning the Executive's employment by the Company, including but not limited to the Prior Agreements.

(b)          This Agreement shall not be terminated, altered or otherwise amended, except pursuant to an instrument in writing signed by each of the Parties hereto (including any successors and legal representatives).

17.        Notices.  All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)           if to the Company, to:

Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212
Attention: General Counsel

(ii)       if to the Executive, to the address in the Company's personnel records.

All such notices and other communications shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of delivery by telecopy, on the date of such delivery, (C) in the case of delivery by nationally recognized, overnight courier, on the Business Day following dispatch, and (D) in the case of mailing, on the third Business Day following such mailing.  As used herein, "Business Day" shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Pennsylvania are not required to be open.

18.       Arbitration. Except to the extent provided in Section 12(g), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the City of Pittsburgh, Commonwealth of Pennsylvania, and except to the extent inconsistent with this Agreement, shall be conducted by Judicial Arbitration and Mediation Services Inc. (“JAMS”) in accordance with the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/) then in effect at the time of the arbitration, before a single retired judge, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.  From and after a Change in Control, if the Executive asserts or defends against any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's costs (or cause such costs to be paid) in so asserting, including, without limitation, reasonable attorneys' fees and expenses, if the Executive asserts or defends against any such claim in good faith. Any payment to the Executive shall be made within 30 days following the final decision rendered in such arbitration.

19.          Miscellaneous Provisions.

(a)        Descriptive Headings.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.

(b)         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law.

(c)         Waiver of Breach.  No delay or omission by a Party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such Party from time to time and as often as may be deemed expedient or necessary by such Party in its sole discretion.

(d)          Severability.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the Parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e)          Benefits of Agreement; Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 11 or 12, will continue to apply in favor of the successor. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, written assumption or otherwise.

(f)           Remedies.  All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. The Executive acknowledges that in the event of a breach of any of the Executive's covenants contained in Sections 11 or 12, the Company shall be entitled to pursue immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.

(g)          Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

(h)          Compliance with Section 409A of the Code.

(i)           This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, to the extent applicable.  Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the "short term deferral" exemption under Treasury Regulations section 1.409A-1(b)(4), to the maximum extent applicable, and then under the "separation pay" exemption under Treasury Regulations section 1.409A-1(b)(9)(iii), to the maximum extent applicable.  If the parties in good faith believe that this Agreement is not in compliance with section 409A of the Code, the parties shall in good faith attempt to amend this Agreement to comply with section 409A of the Code while endeavoring to maintain the intended economic benefits hereunder.

(ii)          Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable.  As used in this Agreement, the term "termination of employment" shall mean the Executive's "separation from service" with the Company within the meaning of section 409A of the Code and the regulations promulgated thereunder.  In no event may the Executive, directly or indirectly, designate the calendar year of a payment.   For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of payments shall be treated as the right to a series of separate payments.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive's execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(iii)          Notwithstanding anything herein to the contrary, if, at the time of the Executive's termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a "specified employee" (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the "short-term deferral exception" under Treasury Regulations section 1.409A-1(b)(4), and the "separation pay exception" under Treasury  Regulations section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six (6) months following the Executive's separation of service with the Company.  If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following Executive's separation of service with the Company. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive's estate within sixty (60) days after the date of the Executive's death.

(i)          Full Settlement; No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment.

(j)          Government Agency Exception. Nothing in this Agreement is intended to prohibit or restrict the Executive from: (i) making any disclosure of information required by process of law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, this Agreement does not bar the Executive's right to file an administrative charge with the Equal Employment Opportunity Commission ("EEOC") and/or to participate in an investigation by the EEOC.

(k)          Survival.  The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(l)           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement may be executed and delivered by facsimile.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:
Name:
Title:

EXECUTIVE

Name: Rafael Santana

Exhibit A

General Release of Claims

(see attached)

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General Release of Claims

THIS RELEASE (the “Release”) is executed by Rafael Santana (“Executive”) for the benefit of Westinghouse Air Brake Technologies Corporation (the “Company”).

WHEREAS, the entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under the Severance and Employment Continuation Agreement, dated as of [DATE], by and between the Company and Executive (the “Employment Agreement”).  Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.

NOW, THEREFORE, in consideration for Severance Benefits, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

1.       Release in Full of All Claims.  Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with the Company, its subsidiaries, and affiliates or the termination thereof and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected (“Claims”).  Executive acknowledges that the Claims released under this paragraph might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to, the following:

(a)
Claims of breach of contract, whether express, implied or implied-in-fact, promissory estoppel, wrongful discharge, retaliatory discharge, interference with contractual relations or prospective economic advantage or violation of any duties of good faith and fair dealing;

(b)
Claims for salary, bonus compensation, incentive compensation, commissions, deferred compensation, premium payments, overtime compensation, stock rights, stock options, vacation, paid time off, sick leave, family leave, medical leave, fringe benefits or remuneration of any kind arising out of or relating to Executive’s employment by the Company up through the Date of Termination;

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(c)
Claims under or pursuant to the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, United States Presidential Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, and the Fair Labor Standards Act (including Claims for salary, bonus compensation, commissions, deferred compensation or remuneration of any kind), as well as any other federal law, statute, ordinance, rule, regulation or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs under such statutes and laws;

(d)
Claims under the Pennsylvania Human Relations Act, 43 Pa. Cons. Stat. §§ 951 – 963, the Pennsylvania Minimum Wage Act, 43 Pa. Cons. Stat. §§333.101 -333.115, the Pennsylvania Wage Payment and Collection Law, 43 Pa. Cons. Stat. § 260.1 et seq., the Pennsylvania Whistleblower Law, and any other Claims under any Pennsylvania statutes, as well as any other state or local law, statute, ordinance, rule, regulation or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs under such statutes and laws;

(e)
Claims for intentional torts, negligence, negligent or intentional infliction of emotional distress, personal, emotional or physical injury, fraud, defamation, libel, slander, misrepresentation, violation of public policy, invasion of privacy, or any other statutory or common law tort theory of recovery; and

(f)
Claims arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or pertaining to ERISA-regulated benefits, including any claims for severance pay, welfare benefits, unvested retirement benefits or other remuneration or benefits of any kind or character.

2.        Unknown Claims.  Executive acknowledges that Executive is releasing claims that Executive may not know about, and that Executive does so with knowing and voluntary intent.  Executive expressly waives all rights that Executive may have under any law that is intended to protect Executive from waiving unknown Claims.  Executive further acknowledges that Executive understands the significance of doing so.

3.        No Claims Filed.  Executive affirms that, as of the date of execution of this Release, Executive has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or any of the other Releasees relating to any Claims.

4.        Exclusions for Certain Claims.  Notwithstanding the foregoing, Executive and the Company agree that this Release specifically excludes (i) Executive’s rights and the Company’s obligations under the Employment Agreement, (ii) applicable statutory rights to indemnification for actions taken within the scope of his employment and his service as an officer of the Company or any of its subsidiaries, which shall include the availability of all insurance coverage that may apply to such claims, and (iii) claims that may not, as a matter of law, be released.  Further, Executive and the Company agree that nothing herein shall be construed to prevent Executive from enforcing rights, if any, under ERISA to recover any vested benefits or instituting any action to enforce the terms of this Release.

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5.        Government Investigations.  The parties agree that nothing in this Release shall be construed to prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the ADEA and other laws, the Securities Exchange Commission or other similar governmental agency, or from participating in investigations with such entities.  However, Executive acknowledges that by executing this Release, Executive waives his right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, or in connection with any complaint or charge that Executive may file with an administrative agency, including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees or experts’ fees, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002 or Section 21F of the Securities Exchange Act of 1934.  Executive further agrees that if any person, organization or other entity should bring a claim against the Releasees involving any matter covered by this Release, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs and all other legal or equitable relief.

  Executive further understands that nothing contained herein is intended to interfere with or discourage Executive’s good faith disclosure to any governmental entity regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and nothing contained herein waives or releases Executive’s right to receive money for disclosing such information to a government agency.  Executive further understands that Executive will not be subject to retaliation by the Company for a disclosure made pursuant to this paragraph.

6.        ADEA/OWBPA Waiver and Acknowledgement.  Executive and the Company desire and intend that this Release comply with the terms of the Older Workers’ Benefit Protection Act.  Accordingly, Executive acknowledges that Executive has been advised of the following rights:

(a)
Executive understands that state and federal laws, including the AGE DISCRIMINATION IN EMPLOYMENT ACT, prohibit employment discrimination based upon age, sex, race, color, national origin, ethnicity, religion, or disability.  Executive further understands and agrees that, by signing this Release, Executive agrees to waive any and all such claims and releases the Company from any and all such claims.

(b)
Executive acknowledges that Executive has been advised in writing to consult with an attorney and has been provided with a reasonable opportunity to consult with an attorney concerning the terms and conditions of this Release prior to signing this Release, which contains a general release and waiver of claims.

(c)
Executive acknowledges that the Severance Benefits being provided to Executive pursuant to the terms of the Employment Agreement constitute benefits to which Executive otherwise would not be entitled, and that Executive has been provided with adequate and valuable consideration for signing this Release.

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(d)	Executive acknowledges that Executive has at least TWENTY-ONE (21) DAYS after receiving this Release to consider whether to sign this Release.

(e)
Executive acknowledges that, in the event that Executive signs this Release, Executive has another SEVEN (7) DAYS to revoke it.  To revoke this Release, Executive must deliver a written notice of revocation to Ms. Nicole B. Theophilus, Executive Vice President, Chief Human Resources Officer, Wabtec Corp., 30 Isabella Street, Pittsburgh, PA, 15212, prior to 5 PM Eastern Time on the seventh day after signing this Release.  THIS RELEASE SHALL NOT BECOME EFFECTIVE UNTIL AFTER THE EXPIRATION OF THIS SEVEN (7) DAY PERIOD.

7.        Governing Law.  This Release will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Pennsylvania to be applied.  In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  Further, to the extent that Executive or the Company is required to initiate legal action to enforce any right or obligation under this Release, Executive and the Company agree that any such litigation shall be filed and determined by the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas for Allegheny County; and both Executive and the Company consent to the exclusive personal jurisdiction of such courts.

8.        Severability.  The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.  The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver of any subsequent breach of the same provision.

9.        Voluntary Execution.  Executive acknowledges that Executive is executing this Release voluntarily and of Executive’s own free will and that Executive fully understands and intends to be bound by the terms of this Release.  Further, Executive acknowledges that Executive received a copy of this Release on [DATE], that Executive has carefully read and fully understands all of the provisions and effects of this Release; that Executive has been advised to consult with an attorney prior to executing this Release; that Executive participated in the creation of and is voluntarily entering into this Release; and that neither the Company nor its agents or attorneys have made any representations or promises as to the terms or effects of this Release other than those contained in this Release.

10.      No Assignment of Claims.  Executive represents and warrants that Executive has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

THIS RELEASE SHALL BECOME EFFECTIVE AND ENFORCEABLE ON THE EIGHTH DAY FOLLOWING ITS EXECUTION BY EXECUTIVE, PROVIDED HE DOES NOT EXERCISE HIS RIGHT OF REVOCATION AS DESCRIBED ABOVE.  IF EXECUTIVE FAILS TO SIGN AND DELIVER THIS RELEASE OR REVOKES HIS SIGNATURE, THIS RELEASE WILL BE WITHOUT FORCE OR EFFECT, AND EXECUTIVE SHALL NOT BE ENTITLED TO THE SEVERANCE BENEFITS.

[Signature on Following Page]

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IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

Dated:

	Name:	Rafael Santana

Acknowledged and Agreed:

WESTINGHOUSE AIR BRAKE
TECHNOLOGIES CORPORATION

By:
Name:
Title:

Exhibit B

Non-Competition and Non-Solicitation Covenants

1.          Non-Competition.  Because of the Company's legitimate business interest and the valuable consideration offered to the Executive to which Executive would not otherwise be entitled, including as described in Section 6 and 10, and except where prohibited by state or local law, the Executive covenants and agrees that during the Executive's period of employment with the Company and for a period of one (1) year after Executive ceases to be employed by the Company, the Executive will not directly or indirectly, on the Executive's own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise which develops, produces, markets, sells or services any product or service which (a) is the same as or similar to products or services manufactured and sold by the business or function the Executive worked for in the last two years of employment with the Company and (b) accounted for at least five percent (5%) of the Company’s income from operations for its most recently completed fiscal year. This covenant is limited to any state in the United States of America and country in which the Company is or has been doing business during the twelve (12) months prior to the Executive's date of termination. This covenant does not prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that the Executive's ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, the corporation. The Executive acknowledges that as an executive, the Executive has access to Company-wide confidential strategic information and customer information for the Executive's business or function, that disclosure of that information to a competitor or use of that information by a competitor would cause the Company irreparable harm, that this covenant is reasonably necessary to protect that information, and that the Executive has received sufficient consideration for the covenants contained herein. The Executive agrees that a court may modify any provision herein that it deems unreasonable or unenforceable, and the remainder shall remain in full force and effect. The Executive acknowledges that, if required by applicable law, the Company advised the Executive to consult with an attorney before agreeing to this covenant and provided the Executive with at least 14 days to review and consider this covenant before agreeing to it.

2.          Non-Solicitation.  Because of the Company's legitimate business interest and the valuable consideration offered to the Executive to which the Executive would not otherwise be entitled, including as described in Section 4 and 8, and except where prohibited by state or local law, the Executive covenants and agrees that for a period of one (1) year after the Executive ceases to be employed by the Company, the Executive will not, for his or herself, as an agent or employee, or on behalf of any person, association, partnership, corporation or other entity, directly or indirectly, solicit the business, or aid to assist anyone else in the solicitation of business from, any customer or prospective customer of the Company or supplier of parts used in the manufacturing of products by the Company with whom the Executive had direct or indirect contact or about whom the Executive may have acquired any knowledge while employed by or through the Executive's employment with the Company. The Executive also agrees that, during the Executive's employment with the Company and for one (1) year after the Executive ceases to be employed by the Company, the Executive will not, directly or indirectly: solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire or participate in the hiring or interviewing of any employee of the Company; or provide names or other information about the Company's employees for the purpose of assisting others to hire or interview such employees. For purposes of this paragraph, a Company employee means any person who is a current Company employee or was employed by the Company within the six (6) months preceding any alleged solicitation of any action by the Executive that violates this covenant. Notwithstanding the foregoing, the Executive is permitted to have general advertisements, marketing or recruiting efforts in the market as long as they are not directed at Company employees or customers.  The Executive acknowledges that this covenant is reasonable, and that the Executive has received sufficient consideration for the covenants contained herein. The Executive agrees that a court may modify any provision herein that it deems unreasonable or unenforceable, and the remainder shall remain in full force and effect. The Executive acknowledges that, if required by applicable law, the Company advised the Executive to consult with an attorney before agreeing to this covenant and provided the Executive with at least 14 days to review and consider this covenant before agreeing to it.